AquaBounty Technologies, Inc.
Results for the year ended December 31, 2017
MAYNARD, Massachusetts, March 8, 2018 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces the Company’s financial results for the year ended December 31, 2017.
Financial and Operational Summary:

•	Made first sales of AquAdvantage® Salmon, selling five tons of fillets in Canada;

•	Established first commercial-scale production facility in the United States through the purchase of certain assets of the Bell Fish Company LLC farm site in Albany, Indiana;

•	Received provincial approval from the Prince Edward Island regulatory authorities to construct a broodstock facility and a grow-out facility on the Company’s Rollo Bay site;

•	Completed renovations to the Company’s R&D building on its Rollo Bay site;

•	Completed a $25.0 million equity subscription with Intrexon Corporation in conjunction with the Company’s listing of its common shares on the NASDAQ Capital Market; and

•	Net loss for the year increased to $9.3 million (2016: $8.5 million).
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “This was a very successful year in which we progressed our commercial goals. Having in the previous year achieved crucial milestones in receiving regulatory approvals, we have now taken major steps in our commercial plan by purchasing a production facility in the U.S. and commencing construction of a production facility in Canada. We also completed our very first sales of AquAdvantage Salmon, which was extremely well received by our customers who are looking forward to their next shipment. We will continue with our commercial plan working to bring our nutritious, safe, and more sustainably produced salmon to consumers.”
Inquiries:
AquaBounty Technologies, Inc.
Dave Conley, Corporate Communications    +1 613 294 3078
Luther Pendragon
Harry Chathli, Claire Norbury    +44 20 7618 9100
Forward-Looking Statements:
This press release, including the attached Chairman’s Statement, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding customer interest and the potential for and timing of future sales of AquAdvantage Salmon; the possibility of regulatory approval in Panama for the local sale and consumption of AquAdvantage Salmon; the potential for, progress toward, and possible timing of renovation of the Company’s farm site in Indiana and the stocking of, and sale of product from, that facility; the completion of construction of production and broodstock buildings in Rollo Bay and their impact on the Company’s production capacity; the potential for partnerships in the construction of additional production facilities; the potential for and timing of completion of foreign field trials and the expansion of the Company’s product globally; and the execution of the Company’s commercial plan and expansion of production capacity. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

Chairman’s Statement:
For AquaBounty, 2017 was a transitional year during which the Company’s objectives moved from research and regulatory activities to commercial implementation, as it achieved the first sales of AquAdvantage Salmon. Having received the essential approvals from the United States Food and Drug Administration (FDA) in 2015 and Health Canada (HC) in 2016, the focus has been to get on with the process of bringing the fish to market.
Commercial Developments
During the year, the Company was able to achieve two milestone events. First, the very first sales of AquAdvantage Salmon were made with five tons of fillets harvested from the Panama farm being sold in Canada. The sale was very well received by its customers in Canada, and this will be followed by two further batches in 2018. The Company is seeking expansion of the operating scope for the farm, from commercial production and export of fish produced there to receiving full approval from the authorities in Panama for the local sale and consumption of its harvest.
Secondly, the Company completed a purchase of the assets of the former Bell Fish Company LLC in Albany, Indiana, which will, after renovation, become the Company’s first commercial scale production site in the United States. Good progress was made on the renovations during the last quarter and, subject to the necessary approvals, the farm will be ready for its first stocking by mid-year, with the expectation of producing revenues commencing in late 2019.
AquaBounty also received approval from the regulatory authorities in Prince Edward Island to construct a new broodstock facility and a production farm at its Rollo Bay site. These actions allow the Company to expand its fish and egg production capacity.
Discussions have also been opened with potential investors to partner on the construction of a land-based recirculating aquaculture facility located in the United States or Canada for the production of AAS.
Projects to develop commercial AquAdvantage Salmon production outside North America continued during the year with field trials ongoing in Argentina and Brazil. The Company expects the Argentina field trial to conclude mid-2018 and the Brazil field trial to conclude in 2019.
Update on Legal Actions against FDA
During 2016, a coalition of Non-Governmental Organizations filed a complaint against the FDA for the approval of AquAdvantage Salmon in the United States, claiming that the agency did not have the authority to regulate genetically modified animals. The Company believes this continuing action lacks legal merit.
Congressional Developments
In January 2016, as part of the 2016 Omnibus Appropriations Act (the Act) passed by the United States Congress, an amendment was added that directed the FDA to issue final guidance for the labelling of AquAdvantage Salmon. Given this directive, the FDA issued an Import Alert on the fish and stated that a temporary hold was being implemented to comply with language in the Act, which was extended beyond its initial end date several times to March 23, 2018, by continuing resolutions. At this time, the Company cannot predict when or if the Import Alert might be lifted or when the FDA might finalize its labelling guidance.
Funding
In January 2017, AquaBounty completed an equity subscription with Intrexon Corporation (Intrexon) for 2,421,073 shares of common stock for proceeds of approximately $25.0 million. In conjunction with this funding, Intrexon distributed a dividend of its holdings of AquaBounty common shares to its shareholders in order to increase the number of shareholders in AquaBounty. The combination of these two transactions allowed AquaBounty to meet the initial listing requirements for NASDAQ, and subsequently, the Company’s shares began active trading on the NASDAQ Capital Market under the symbol AQB.
During Q4 of 2017, the Company commenced marketing for a public offering of its common shares to provide additional funding and to increase liquidity in its shares. Post-period end, the transaction closed in January 2018 with the issuance of 3,692,307 new common shares and 4,246,153 warrants for the purchase of common shares. The deal was priced at $3.25 for one common share and one warrant with net proceeds to the Company of approximately $10.6 million.

Financial Review
Net loss for the year amounted to $9.3 million (2016: $8.5 million). The increase was due primarily to the costs of maintenance and repair of the Indiana farm site, higher franchise taxes, and increased professional fees necessary to operate as a public company in the United States.
Outlook
The Board continues to balance the Company’s emerging commercial options with its remaining regulatory hurdles and its financial resources. The purchase of the Indiana farm site and its subsequent renovations, along with the construction efforts at the Rollo Bay farm site, have used a substantial part of our cash resources and more investment will be required to complete these facilities to maximize their capacity. In the interim, the Company continues to push forward with its commercial plan and to scale up its production to bring its nutritious, safe, and more sustainably produced salmon to consumers globally.
R. J. Clothier

AquaBounty Technologies, Inc.
Consolidated Balance Sheets

	As of
	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$492,861	$3,324,609
Certificate of deposit	13,422	10,666
Other receivables	183,926	164,743
Inventory	172,363	0
Prepaid expenses and other assets	527,322	72,983
Total current assets	1,389,894	3,573,001

Property, plant and equipment, net	21,802,976	1,723,707
Definite lived intangible assets, net	184,995	198,698
Indefinite lived intangible assets	191,800	191,800
Other assets	162,093	21,628
Total assets	$23,731,758	$5,708,834

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$2,666,855	$1,017,851
Current debt	49,794	17,913
Total current liabilities	2,716,649	1,035,764

Long-term debt	3,034,420	2,645,015
Total liabilities	5,751,069	3,680,779

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 200,000,000 shares authorized;
8,895,094 (2016: 6,463,936) shares outstanding	8,895	6,464
Additional paid-in capital	126,718,186	101,581,724
Accumulated other comprehensive loss	(213,884)	(286,272)
Accumulated deficit	(108,532,508)	(99,273,861)
Total stockholders' equity	17,980,689	2,028,055

Total liabilities and stockholders' equity	$23,731,758	$5,708,834

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Years ended December 31,
	2017	2016	2015
Revenues
Product revenues	$53,278	$0	$0

Costs and expenses
Product costs	50,777	0	0
Sales and marketing	799,009	860,365	993,706
Research and development	3,371,767	3,429,400	3,338,411
General and administrative	5,063,824	3,775,289	2,696,369
Total costs and expenses	9,285,377	8,065,054	7,028,486

Operating loss	(9,232,099)	(8,065,054)	(7,028,486)

Other income (expense)
Interest expense	(21,537)	(402,554)	(10)
Gain on disposal of equipment	941	2,861	1,912
Other income (expense), net	(5,952)	(5,914)	(4,928)
Total other income (expense)	(26,548)	(405,607)	(3,026)

Net loss	$(9,258,647)	$(8,470,661)	$(7,031,512)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	72,388	(59,840)	228,740
Total other comprehensive income (loss)	72,388	(59,840)	228,740

Comprehensive loss	$(9,186,259)	$(8,530,501)	$(6,802,772)

Basic and diluted net loss per share	$(1.06)	$(1.60)	$(1.40)
Weighted average number of common shares -
basic and diluted	8,772,494	5,303,114	5,037,368

AquaBounty Technologies, Inc.
Consolidated Statements of Cash Flow

	Years ended December 31,
	2017	2016	2015
Operating activities
Net loss	$(9,258,647)	$(8,470,661)	$(7,031,512)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	184,946	153,996	105,952
Share-based compensation	122,134	218,294	237,822
Gain on disposal of equipment	(941)	(2,861)	(1,912)
Non-cash expense	0	395,833	0
Changes in operating assets and liabilities:
Other receivables	(11,440)	(121,640)	(21,195)
Inventory	(169,991)	0	0
Prepaid expenses and other assets	(592,602)	38,054	(12,421)
Accounts payable and accrued liabilities	625,763	340,092	(25,032)
Net cash used in operating activities	(9,100,778)	(7,448,893)	(6,748,298)

Investing activities
Purchase of property, plant and equipment	(19,046,927)	(1,091,477)	(74,113)
Proceeds from sale of equipment	941	23,844	0
Payment of patent costs	0	(5,664)	(30,372)
Net cash used in investing activities	(19,045,986)	(1,073,297)	(104,485)

Financing activities
Proceeds from issuance of debt	256,807	547,142	44,004
Repayment of term debt	(35,812)	(6,268)	0
Proceeds from the issuance of convertible debt	0	10,000,000	0
Proceeds from the issuance of common stock, net	24,989,257	0	3,000,000
Proceeds from exercise of stock options	27,502	0	0
Net cash provided by financing activities	25,237,754	10,540,874	3,044,004

Effect of exchange rate changes on cash and cash equivalents	77,262	(7,496)	(41,062)
Net change in cash and cash equivalents	(2,831,748)	2,011,188	(3,849,841)
Cash and cash equivalents at beginning of period	3,324,609	1,313,421	5,163,262
Cash and cash equivalents at end of period	$492,861	$3,324,609	1,313,421

Supplemental cash flow information
Interest paid in cash	$21,537	$6,721	10
Conversion of convertible debt and accrued interest	$0	$10,395,833	0
Purchases of equipment included in accounts payable	$1,036,240	$50,132	0